SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 18, 2010
iROBOT CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-51598	77-0259335

(Commission File Number)	(IRS Employer Identification No.)

8 Crosby Drive, Bedford, Massachusetts	01730

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 430-3000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On March 18, 2010, iRobot Corporation (the “Company”) and Jabil Circuit, Inc. (“Jabil”) entered into a non-exclusive Manufacturing Services Agreement (the “Agreement”), under which Jabil will from time to time provide certain services to the Company, including the manufacture, testing and supply of certain of the Company’s consumer products pursuant to purchase orders issued under the Agreement. The Agreement details the supply relationship between the Company and Jabil, including terms related to order fulfillment and forecasting, pricing, payments and acceptance, warranties, delivery, intellectual property, indemnification and limitation of liability. Each purchase order will identify the applicable products being manufactured and supplied by Jabil and specify the related quantities, delivery terms, prices and other customary terms. The Agreement has an initial term of three years (which will expire on March 18, 2013, if not earlier terminated), and it shall automatically renew for successive three-year terms, unless the Company or Jabil provides at least fifteen months written notice of its intent to terminate the Agreement. The parties have the right to terminate the Agreement if the other party becomes insolvent or commits an uncured material breach of the Agreement.
     Reference is made to the Manufacturing Agreement (the "Manufacturing Agreement") dated March 23, 2007 by and between the Company and Kin Yat Industrial Co. Ltd. ("Kin Yat") (incorporated herein by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 1, 2007). On March 22, 2010, the Company and Kin Yat entered into the First Amendment to Manufacturing Agreement (the "Amendment"). The Amendment, among other things, extends the term of the Manufacturing Agreement by three years, until March 23, 2013, unless earlier terminated or renewed by a written amendment consented to by the Company and Kin Yat.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iRobot Corporation
March 23, 2010	By:	/s/ Glen D. Weinstein
		Name:	Glen D. Weinstein
		Title:	General Counsel and Secretary